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                                                                      EXHIBIT 13


                             ISI STRATEGY FUND, INC.
                                     FORM OF
                             SUBSCRIPTION AGREEMENT



                  For and in consideration of the mutual agreements herein contained, International Strategy & Investment Group Inc. ("ISI Group") hereby agrees to purchase from ISI Strategy Fund, Inc., a Maryland corporation (the "Fund"), and the Fund agrees to sell 9,999 shares of the Fund's ISI common stock, and 1 share of the Fund's Wilshire Institutional common stock, each having a par value $.001 per share, at a price of $10.00 per share (the "Shares"), upon the terms and conditions set forth herein and as part of a public offering pursuant to the terms and conditions of the Fund's Registration Statement on Form N-1A (No. 333- 31127), as amended and supplemented, initially filed with the Securities and Exchange Commission on July 11, 1997.

                  ISI Group agrees to purchase such Shares and to pay the full consideration therefor to the Fund upon demand.

                  ISI Group hereby confirms to the Fund its representations that it is purchasing such Shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and its agreement that in the event it should dispose of any of such Shares, such transaction will be effected by redeeming such Shares through the Fund.


Dated: ______, 1997                      INTERNATIONAL STRATEGY & INVESTMENT
                                         GROUP INC.

                                         By:____________________________________

                                         Title:_________________________________







Subscription Accepted:

ISI STRATEGY FUND, INC.



By:__________________________________

Title:_______________________________